Exhibit (d)(13)

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of August 6, 2016 (this “Agreement”), is by and among Steinhoff International Holdings N.V., a company incorporated under the laws of the Netherlands (Naamloze Vennootschap) (“Parent”), Stripes US Holding, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“HoldCo”), Stripes Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of HoldCo (“Merger Sub”), and the person listed on Schedule I hereto (the “Company Stockholder”).

WHEREAS, as of the date hereof, the Company Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of the number of shares of common stock (the “Common Stock”), par value $0.01 per share, of Mattress Firm Holding Corp., a Delaware corporation (the “Company”), set forth opposite the Company Stockholder’s name on Schedule I hereto (all such shares of Common Stock, together with any shares of Common Stock or other equity securities of the Company acquired by the Company Stockholder after the date hereof, the “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, HoldCo, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”). Terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement to the extent defined in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, among other things, (a) Merger Sub will commence a tender offer to purchase all of the outstanding shares of Common Stock (such offer as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”) at a price of $64.00 per share and (b) following the consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned direct subsidiary of HoldCo in accordance with Section 251(h) of the DGCL, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the board of directors of the Company has (i) determined that the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Transactions, (iii) declared the Merger Agreement and the Transactions advisable, (iv) resolved to recommend that the Company’s stockholders tender their shares of Company Common Stock in the Offer and (v) considered the terms of this Agreement in connection with the approval of the Merger Agreement;

WHEREAS, the execution of this Agreement by the Company Stockholder and delivery of this Agreement to Parent and HoldCo and the covenants, obligations and other terms herein were an essential inducement to Parent and HoldCo to enter into the Merger Agreement; and

WHEREAS, the Company Stockholder has determined that the transactions contemplated by the Merger Agreement and entering into this Agreement are in its best interest.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1                                      Representations and Warranties of the Company Stockholder

The Company Stockholder hereby represents and warrants to Parent, HoldCo and Merger Sub as follows:

1.1                            Authority

The Company Stockholder has all necessary legal capacity, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company Stockholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Company Stockholder and, assuming the due authorization, execution, and delivery of this Agreement by Parent, HoldCo and Merger Sub, this Agreement constitutes a legal, valid, and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

1.2                            Ownership of Subject Shares; Total Shares

As of the date hereof, the Company Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, the Subject Shares listed beside the Company Stockholder’s name on Schedule I attached hereto, free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Subject Shares (collectively, “Encumbrances”), except (a) those created by this Agreement, (b) pursuant to any applicable restrictions on transfer under state or Federal securities laws or (c) any Encumbrances that will not, either individually or in the aggregate, impair the ability of the Company Stockholder to perform fully its obligations hereunder on a timely basis. As of the date hereof, the Company Stockholder does not own, beneficially or otherwise, any Subject Shares or other securities of the Company other than as set forth in Schedule I hereto. Except pursuant to the Merger Agreement or this Agreement, no person has any contractual right or obligation to purchase or otherwise acquire any of the Company Stockholder’s Subject Shares.

1.3                            Power to Dispose of Shares

The Company Stockholder has full voting power, full power to issue instructions with respect to the matters set forth in this Agreement, full power of disposition with respect to dispositions contemplated by this Agreement, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Company Stockholder’s Subject Shares.

1.4                            Consents and Approvals; No Violation

(i) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and any filing required under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution of this Agreement by the Company Stockholder and the consummation by the Company Stockholder of the transactions contemplated by this Agreement, except as may be required under applicable state or federal securities laws and (ii) none of the execution and delivery of this Agreement by the Company Stockholder, the consummation by the Company Stockholder of the transactions contemplated by this Agreement or compliance by the Company Stockholder with any of the provisions of this Agreement shall (A) conflict with or result in any breach of the organizational documents, if applicable, of the Company Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which the Company Stockholder is a party or (C) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to the Company Stockholder, except, in the case of clauses (B) and (C), for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the consummation by the Company Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact the Company Stockholder’s ability to perform its obligations hereunder.

1.5                            Stockholder has Adequate Information

The Company Stockholder is a sophisticated seller with respect to the Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Subject Shares and has independently and without reliance upon either Merger Sub, HoldCo or Parent and based on such information as the Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Stockholder acknowledges that neither Merger Sub, HoldCo nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or the Merger Agreement.

1.6                            No Broker’s Fees

No broker, investment banker, financial advisor, or other person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission payable by Parent, HoldCo or the Company or any of their respective subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Stockholder.

2                                      Representations and Warranties of Parent, HoldCo and Merger Sub

Parent, HoldCo and Merger Sub hereby represent and warrant to the Company Stockholder as follows:

2.1                            Organization

Each of Parent, HoldCo and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

2.2                            Corporate Authorization; Validity of Agreement; Necessary Action

Parent, HoldCo and Merger Sub have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent, HoldCo and Merger Sub and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent, HoldCo and Merger Sub, and, assuming the due authorization, execution and delivery thereof of the Company Stockholder, constitutes a valid and legally binding agreement of Parent, HoldCo and Merger Sub enforceable against each of them in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

2.3                            Consents and Approvals; No Violation

(i) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and any filing required under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution of this Agreement by each of Parent, HoldCo and Merger Sub and the consummation by each of Parent, HoldCo and Merger Sub of the transactions contemplated by this Agreement and (ii) none of the execution and delivery of this Agreement by each of Parent, HoldCo and Merger Sub, the consummation by each of Parent, HoldCo and Merger Sub of the transactions contemplated by this Agreement or compliance by each of Parent, HoldCo and Merger Sub with any of the provisions of this Agreement shall (A) conflict with or result in any breach of the organizational documents Parent, HoldCo or Merger Sub, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which Parent, HoldCo or Merger Sub is a party or (C) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to Parent, HoldCo or Merger Sub, except, in the case of clauses (B) and (C), for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the consummation by Parent, HoldCo or Merger Sub of the transactions contemplated by this Agreement or otherwise adversely impact Parent’s, HoldCo’s or Merger Sub’s ability to perform their respective obligations hereunder.

3                                      Covenants of the Company Stockholder

The Company Stockholder covenants and agrees as follows:

3.1                            Restriction on Transfer, Proxies, and Non-Interference

Except as contemplated by this Agreement or the Merger Agreement or with the prior written consent of Parent and HoldCo, unless and until this Agreement is terminated, the Company Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of, including, without limitation, by merger, consolidation or otherwise (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding (including, without limitation, entering into any profit sharing arrangement or other arrangement or understanding whether or not in writing, that, directly or indirectly, transfers, conveys or otherwise disposes of, in whole or in part, any of the economic or other risks or consequences of ownership of any Subject Shares, including short sales of applicable securities, option transactions with respect to Subject Shares, use of equity or other derivative financial instruments relating to Subject Shares and other hedging arrangements with respect to applicable securities, whether any such transaction described in the foregoing is to be settled by delivery of the Subject Shares, other securities, cash or otherwise) with respect to the Transfer of, any or all of the Company Stockholder’s Subject Shares or any other securities of the Company or any interest therein to any person, other than pursuant to the Merger Agreement or the Offer; (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of the Company Stockholder’s Subject Shares that could reasonably be expected to impede, delay, interfere with or prevent the transactions contemplated by the Merger Agreement; or (iii) deposit any of the Company Stockholder’s Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares, other than pursuant to this Agreement; provided that the restrictions contained in this Section 3.1 shall not apply with respect to any transfer of the Subject Shares by a Company Stockholder pursuant to applicable laws of descent; provided; however, if any Subject Shares are Transferred by the Company Stockholder pursuant to any applicable Laws of descent, the terms set forth in this Agreement shall continue to apply to the fullest extent permitted by applicable Law.

3.2                            Stop Transfer; Changes in Voting Shares

(a)                              The Company Stockholder agrees with, and covenants to, Parent, HoldCo and Merger Sub that (i) this Agreement and the obligations hereunder shall attach to the Company Stockholder’s Subject Shares, and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, the Company Stockholder’s successors or assigns and (ii) the Company Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Company Stockholder’s Subject Shares, unless such transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Subject Shares (whether or not in breach of this Agreement), the transferor shall remain liable for the performance of all of the obligations of the Company Stockholder under this Agreement, except for any such Transfer pursuant to the Merger Agreement or the Offer.

(b)                              The Company Stockholder hereby authorizes and instructs the Company or its counsel to notify the Company’s transfer agent that, from the date hereof until this Agreement is terminated and except in furtherance of the transactions contemplated by the Merger Agreement or the Offer, there is a stop transfer order with respect to all of the Subject Shares of the Company Stockholder (and that this Agreement places limits on the transfer of the Subject Shares until this Agreement is terminated); provided, however, that if this Agreement is terminated, the foregoing authorization and instruction shall be null and void and shall have no further force or effect.

3.3                            Appraisal Rights

The Company Stockholder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Company Stockholder may have (including, without limitation, under Section 262 of the DGCL); provided that such waiver and agreement shall not apply in the event this Agreement is terminated in accordance with its terms (other than pursuant to Section 5.1(b)).

3.4                            Additional Securities

(a)                              In the event the Company Stockholder becomes the record or beneficial owner of (i) any shares of Common Stock or any other securities of the Company, (ii) any securities which may be converted into or exchanged for such shares or other securities or (iii) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or other securities, the terms of this Agreement shall apply to any of such securities, and such securities shall constitute Subject Shares, as though owned by the Company Stockholder on the date of this Agreement.

(b)                              Without limitation to the foregoing, in the event of a stock split, stock dividend or distribution undertaken by the Company, or any change in any of the Subject Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

3.5                            Stockholder Capacity

The Company Stockholder enters into this Agreement solely in its capacity as the record or beneficial owner of its, his or her shares of Common Stock. Nothing contained in this Agreement shall limit the rights and obligations of the Company

Stockholder or any employee of any of its affiliates in his or her capacity as a director of the Company, and the agreements set forth herein shall in no way restrict any director of the Company in the exercise of his or her fiduciary duties as a director of the Company.

3.6                            Documentation and Information

The Company Stockholder, on the one hand, and Parent, HoldCo and the Merger Sub, on the other hand, (i) consent to and authorize the publication and disclosure by the other party and its affiliates of the identity and the nature of such other party’s commitments and obligations under this Agreement (including, in the case of the Company Stockholder, holding of the Company Stockholder’s Subject Shares) in any announcement or disclosure required by the SEC or other Governmental Authority, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement; (ii) agrees promptly to give to the other party any information it may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify the other party of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the Company Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

3.7                            Public Announcement

During the term of this Agreement, the Company Stockholder agrees that it shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by any Governmental Authority exercising regulatory authority over the Company Stockholder or any of its Affiliates (which exception, for the avoidance of doubt, shall apply to any filings with the SEC pursuant to the Exchange Act).

3.8                            No Stockholder Meetings

(a)                              Until the termination of this Agreement, the Company Stockholder agrees that it shall not seek to call a special meeting of the stockholders of the Company.

(a)                              Without in any way limiting the Company Stockholder’s right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, unless and until this Agreement terminates pursuant to Section 5.1, the Company Stockholder hereby agrees to vote all Subject Shares beneficially owned or controlled by the Company Stockholder, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of the stockholders of the Company,  against any action or agreement which would in any material respect reasonably be expected to impede, delay, interfere with or prevent the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company or all or substantially all of the assets thereof.

3.9                            No Solicitation

The Company Stockholder hereby acknowledges it is a Representative of the Company for purposes of Section 5.2 of the Merger Agreement and agrees to comply with the obligations set forth in Section 5.2 of the Merger Agreement as if directly applicable to it.

4                                      Capture

4.1                            Alternative Disposition

If the Company Termination Fee becomes payable by the Company (i) pursuant to Section 7.3.1(ii) of the Merger Agreement and then (1) any Subject Shares are Transferred (which for purposes of this clause (1) shall not include an “offer for sale”) by the Company Stockholder within the twelve (12) month anniversary of the commencement of the Offer in connection with any Acquisition Proposal; (2) in the event of a sale of all or a substantial amount of all of the Company’s assets within the twelve (12) month anniversary of the commencement of the Offer in connection with any Acquisition Proposal or any distribution is made in connection with any such Acquisition Proposal; or (3) a bona fide binding agreement to effectuate a transaction described in the foregoing clause (1) or (2) (without reference to the 12 month time limits therein) is entered into prior to the twelve (12) month anniversary of the commencement of the Offer and such transaction (as may be amended or modified) is thereafter consummated (an “Alternative Disposition”) or (ii) pursuant to Section 7.3.1(i) of the Merger Agreement (the occurrence of the event described in clause (c) thereof, also an “Alternative Disposition” hereunder), then, within three (3) Business Days after the consummation of any such Alternative Disposition, the Company Stockholder shall tender and pay to, or shall cause to be tendered and paid to, Parent, or its designee, in immediately available funds, or to the extent the Alternate

Transaction Consideration does not entirely consist of cash, at the Company Stockholder’s option, in a proportionate amount of all such consideration, the Profit realized by the Company Stockholder from any such Alternative Disposition.

As used in this Section 4.1, “Profit” shall mean ninety percent (90%) of the amount, if any, by which (i) the Alternative Transaction Consideration exceeds (ii) the Current Transaction Consideration.

As used in this Section 4.1, “Alternative Transaction Consideration” shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, liquidating or dividend distribution, and other consideration received or to be received, directly or indirectly, by the Company Stockholder and his, her or its Affiliates (without duplication of any amounts paid in respect of Alternative Transaction Consideration or its equivalent in any other tender and support or support agreement between a stockholder of the Company Affiliated with the Company Stockholder and Parent) in respect of the Subject Shares as a result of any Alternative Disposition, or any agreements or arrangements (including, without limitation, any employment agreement (except a bona fide employment agreement pursuant to which the Company Stockholder is required to devote, and under which the Company Stockholder in good faith agrees to devote, substantially all of his, her or its business time and effort to the performance of executive services for the Company in a manner substantially similar to the current employment arrangements of the Company’s executive officers), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement and/or release agreement) entered into, directly or indirectly, by the Company Stockholder or any of his, her or its Affiliates as a part of or in connection with the Alternative Disposition or associated Acquisition Proposal, plus, in the case of an Alternative Disposition in which the transaction consummated in respect thereof constitutes an Acquisition Proposal as such term is modified by the proviso in Section 7.3.1(i) of the Merger Agreement, without duplication, any proceeds from the disposition by the Company Stockholder of any Subject Shares within twelve (12) months following consummation of any such Alternative Disposition.  For purposes of the foregoing definition of Alternative Transaction Consideration, neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of the Company Stockholder.

As used in this Agreement, “Current Transaction Consideration” shall mean $64.00 per share, as may be adjusted by Section 1.1.6 or Section 2.5 of the Merger Agreement.

4.2                            Second Transaction

In the event that, after the date of this Agreement, Parent, HoldCo or Merger Sub increases the amount of the Offer Price to be paid for the Subject Shares (a “Second Transaction”), the Company Stockholder hereby waives, and shall cause each of his, her or its Affiliates who beneficially own or own of record any Subject Shares, to either execute and deliver to Parent such documents or instruments as may be necessary to waive, the right to receive the amount of such increase to the extent that such increase would constitute Profit, provided that in the event the Company Stockholder or its Affiliates shall receive the Second Transaction Consideration notwithstanding such waiver or failure to provide any such waiver, the Company Stockholder shall tender and pay, or cause to be tendered and paid, to Parent, or its designee, in immediately available funds, or if the Second Transaction Consideration does not entirely consist of cash, at the Company Stockholder’s option, in a proportionate amount of all such consideration, and promptly after receipt thereof, the Profit realized by the Company Stockholder from such Second Transaction.

As used in this Section 4.2, “Profit” shall mean ninety percent (90%) of the amount by which (i) the Second Transaction Consideration exceeds (ii) the Current Transaction Consideration.

As used in this Agreement, “Second Transaction Consideration” shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, liquidating or dividend distribution, and other consideration received or to be received, directly or indirectly, by the Company Stockholder and his, her or its Affiliates (without duplication of any amounts paid in respect of Alternative Transaction Consideration or its equivalent in any other tender and support or support agreement between a stockholder of the Company Affiliated with the Company Stockholder and Parent) in respect of the Subject Shares as a result of the Second Transaction or any agreements or arrangements (including, without limitation, any employment agreement (except a bona fide employment agreement pursuant to which the Company Stockholder is required to devote, and under which the Company Stockholder in good faith agrees to devote, substantially all of his, her or its business time and effort to the performance of executive services for the Company in a manner substantially similar to the current employment arrangements of the Company’s executive officers), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement and/or release agreement) entered into, directly or indirectly, by the Company Stockholder or any of his, her or its Affiliates with the Company as a part of or in connection with the Second Transaction.  For purposes of the foregoing definition of Second Transaction Consideration, neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of the Company Stockholder.

4.3                            Determining Profit

For purposes of determining Profit under this Section 4: (i) all non-cash items shall be valued based upon the fair market value thereof as determined by an independent expert selected by Parent and who is reasonably acceptable to the Company Stockholder and (ii) all deferred payments or consideration shall only be deemed Alternative Transaction Consideration or Second Transaction Consideration, as the case may be, if and when actually received by the Company Stockholder, and any portion of which that constitutes Profit shall be paid over promptly following receipt.  For the avoidance of doubt, Profit shall not include any expense reimbursement, indemnification or other amounts that may be received by the Company Stockholder under any Company or other insurance policy or any indemnification arrangement between the Company or other Person and the Company Stockholder.

5                                      Termination

5.1                            Termination

This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) with respect to the Company Stockholder upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) any modification waiver or amendment to the Merger Agreement or the terms of the Offer is effected without the Company Stockholder’s consent that, in each case, (i) decreases the amount or changes the form of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement or (ii) lowers the Minimum Condition; (d) the Offer shall have terminated or the Expiration Time shall have occurred, in each case, without (i) acceptance for payment of the Subject Shares in accordance with the Merger Agreement or (ii) the conversion of the Subject Shares into the right to receive Merger Consideration; (e) the date that is the twelve (12) month anniversary of the commencement of the Offer or (f) the mutual agreement of Parent and the Company Stockholder.  In the event of termination of this Agreement pursuant to this Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, that: (x) no such termination shall relieve any party from liability for any breach hereof prior to such termination; (y) the provisions set forth in Section 4.1, Section 4.3 and Section 6 shall survive the termination of this Agreement and will remain in full force and binding effect; and (z) if this Agreement is terminated pursuant to Section 5.1(b), Section 4.2 shall survive such termination and will remain in full force and binding effect.

6                                      Miscellaneous

6.1                            Governing Law; Jurisdiction

(a)                              This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)                              All Actions arising out of or relating to this Agreement between the parties shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 6.1 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto. Each party hereto agrees that service of process upon such party in any such Action shall be effective if notice is given by overnight courier at the address set forth in Section 6.6 of this Agreement or in such other manner as may be permitted by applicable Law. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

6.2                            WAIVER OF JURY TRIAL

EACH OF PARENT, HOLDCO, MERGER SUB AND THE COMPANY STOCKHOLDER HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, HOLDCO, MERGER SUB OR THE COMPANY STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT

THEREOF. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.2.

6.3                            Specific Performance

The Company Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements of the Company Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (b) Parent, HoldCo and Merger Sub will be relying on such covenants, obligations and agreements in connection with the performance of their respective obligations under the Merger Agreement and (c) a violation of any of the covenants, obligations or agreements of the Company Stockholder contained in this Agreement will cause Parent, HoldCo and Merger Sub irreparable injury for which adequate remedies are not available at law. Therefore, the Company Stockholder agrees that Parent, HoldCo and Merger Sub shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Company Stockholder, as the case may be, from committing any violation of such covenants, obligations or agreements and to specifically enforce the terms of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent, HoldCo and Merger Sub may have under applicable Law.

6.4                            Assignment

Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by Parent, HoldCo or Merger Sub to an Affiliate of such party; provided that the party making such assignment shall not be released from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.5                            Amendment; Waiver

Neither this Agreement nor any term hereof may be amended or waived other than by an instrument in writing signed by Parent, HoldCo, Merger Sub and the Company Stockholder.

6.6                            Notices

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, HoldCo or Merger Sub, to:

Steinhoff International Holdings N.V.

Block D, De Wagenweg Office Park

Stellentia Road

Stellenbosch, South Africa

Attention:                                   SJ Grobler

Facsimile: +27 21 808 0794

Email: stehan@steinhoff.co.za

with copies (which shall not constitute notice) to:

Linklaters LLP

1345 Avenue of the Americas

New York, NY 10105

Attention:                                   Scott I. Sonnenblick

Peter Cohen-Millstein

Facsimile: (212) 903-9100

Email: scott.sonnenblick@linklaters.com

peter.cohen-millstein@linklaters.com

If to the Company Stockholder, to it at:

Stockbridge Partners LLC

c/o Berkshire Partners LLC

200 Clarendon Street, 35th Floor

Boston, MA 02116

Attention:                                   Christopher J. Hadley

Sharlyn C. Heslam

E-mail: chadley@berkshirepartners.com

sheslam@berkshirepartners.com

If to the Company, to it at:

Mattress Firm Holding Corp.

5815 Gulf Freeway

Houston, Texas 77023

Attention:                                   President and Chief Executive Officer

Facsimile: 713-921-4053

Email: ken.murphy@mfrm.com

with copies (which shall not constitute notice) to:

Mattress Firm Holding Corp.

5815 Gulf Freeway

Houston, Texas 77023

Attention:                                   General Counsel

Facsimile: 713-921-4053

Email: kindel.elam@mfrm.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

6.7                            Remedies

No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

6.8                            Entire Agreement

This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

6.9                            Further Assurances

From time to time at the request of Parent and HoldCo, and without further consideration, the Company Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

6.10                     Section Headings

The article and section headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

6.11                     Counterparts

This Agreement may be executed and delivered (including by e-mail of a .pdf attachment) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STEINHOFF INTERNATIONAL HOLDINGS N.V.

By	/s/ Andries Benjamin La Grange
Name: Andries Benjamin La Grange
Title: Chief Financial Officer

By	/s/ Michael Egan
Name: Michael Egan
Title: Authorized Representative

STRIPES US HOLDING, INC.

By	/s/ Andries Benjamin La Grange
Name: Andries Benjamin La Grange
Title: Treasurer

By	/s/ Michael Egan
Name: Michael Egan
Title: Authorized Representative

STRIPES ACQUISITION CORP.

By	/s/ Andries Benjamin La Grange
Name: Andries Benjamin La Grange
Title: Treasurer

By	/s/ Michael Egan
Name: Michael Egan
Title: Authorized Representative

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKBRIDGE PARTNERS LLC

By: BPSP, L.P., its managing member

By: Berkshire Partners Holdings LLC, its general partner

By	/s/ Robert J. Small
Name: Robert J. Small
Title: Managing Director

[Signature Page to Support Agreement]

Schedule I

Company Stockholder (Name and Address)	Number of Subject Shares Held as of the Date Hereof
Stockbridge Partners LLC	507,952	*
c/o Berkshire Partners LLC
200 Clarendon Street, 35th Floor
Boston, MA 02116
Attention: Christopher J. Hadley and Sharlyn C. Heslam

*Number of shares held on behalf of certain other accounts.

In addition to the Subject Shares set forth in the table above, the Company Shareholder may be deemed to beneficially own other shares of Common Stock or other equity securities of the Company held of record by Affiliates of the Company Shareholder.  Such other shares and securities are not Subject Shares subject to this Agreement.